Exhibit 5.1

March 30, 2018

Model N, Inc.

777 Mariners Island Boulevard, Suite 300

San Mateo, California 94404

Re: Opinion of Counsel

I am General Counsel and Corporate Secretary of Model N, Inc., a Delaware corporation (the “Company”), and am rendering this opinion in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “ Commission”) on or about March 30, 2018 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,000,000 shares of the Company’s Common Stock, $0.00015 par value per share (the “Common Stock ”), subject to issuance by the Company under the Company’s 2013 Equity Incentive Plan (the “Plan”).

In connection with my opinion expressed below, I have examined originals or copies of the Company’s current certificate of incorporation and bylaws, the Plan, certain corporate proceedings of the Company’s board of directors and stockholders relating to the Registration Statement, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or governmental officials, as I have deemed advisable, and have examined such questions of law as I have considered necessary. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures on documents submitted to me (except for my own), the conformity to originals of all documents submitted to me as copies, and the absence of any undisclosed termination, waiver or amendment to any document reviewed by me. In giving my opinion, I have also relied upon a good standing certificate regarding the Company issued by the Delaware Secretary of State.

I render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law.

Based upon the foregoing, it is my opinion that the 2,000,000 shares of Common Stock that may be issued by the Company under the Plan, when issued, sold and delivered in accordance with the Plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on my understanding of facts in existence as of such date after the aforementioned examination. I assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to my attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Errol Hunter

Errol Hunter
Vice President, General Counsel and Corporate Secretary